UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): March 17, 2004

                                FONEFRIEND, INC.

             (Exact name of Registrant as specified in its charter)



         Delaware                       0-24408                 33-0611753
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
of incorporation)                                           Identification No.)


14545 Friar Street, Suite 103, Van Nuys, CA                        91411
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:            (818) 376-1616


This Current Report on Form 8-K is filed by FoneFriend, Inc., a Delaware corporation (the "Registrant"), in connection with the matters described herein.

ITEM  5.     OTHER EVENTS AND REGULATION FD DISCLOSURE.

On January 27, 2004, the Board of Directors of the Registrant extended an offer to appoint Gary A. Rasmussen as a director and Chairman of the Registrant. Mr. Rasmussen is currently the Registrant's Senior Business Consultant and beneficial owner of 4,808,225 shares of the Registrant's common stock, representing 25.1% of the 19,184,444 issued and outstanding shares as of March 15, 2004. On March 17, 2004, Mr. Rasmussen accepted the offer of the Board of Directors to become a director and Chairman, and will serve until the next annual meeting or until his successor has been duly elected and qualified.

Mr. Rasmussen was instrumental in 2004 in the negotiating and signing of a planned $3.0 million dollar equity line of credit financing for the Registrant with Dutchess Private Equities Fund, L.P., which was reported on a Current Report on Form 8-K, dated February 27, 2004 and filed with the Commission on February 27, 2004.

Mr. Rasmussen is a founder of FoneFriend, Inc., a Nevada corporation, the predecessor company to the Registrant, and served as the Registrant's Senior Business Consultant since November 2002, helping to guide the Company through its development stage and initial operations as a publicly held company. Mr. Rasmussen has an extensive background spanning over 25 years as an entrepreneur with vast experience in all phases of business development, having been a founder, chief executive officer or director of several publicly-held corporations in the areas of cable television, investment banking, mortgage banking and motion pictures. He has extensive experience in raising debt and equity capital for both public and private enterprises, implementing short and long term business planning and strategic concepts, acquisitions and divestitures, and has played a key role in spearheading several publicly held corporations from their inception through the early capital raising stages. In August 2001, Mr. Rasmussen was convicted in a federal court for violation of Environmental Protection Laws regarding the transportation of hazardous waste without a permit, and received a sentence of ten months. The Board of Directors of the Company believes that such conviction does not adversely affect Mr. Rasmussen's ability to serve the company, and, furthermore, Mr. Rasmussen continues to deny the factual basis for his conviction. Mr. Rasmussen is a graduate of Western Michigan University.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FONEFRIEND, INC.


By:  /s/  Jackelyn  Giroux
     ---------------------
     Jackelyn  Giroux
     President


Date:  March 24, 2004